Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

RAM HOLDINGS, INC.,

RAM ACQUISITION CORP.

and

UNITED RENTALS, INC.

Dated as of July 22, 2007

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

Acquisition Proposal	40
affiliate	61
Agreement	1
Alternative Financing	47
Antitrust Law	45
beneficial owner	61
beneficially owned	61
Book-Entry Shares	6
Bridge Financing	29
business day	61
By-Laws	9
Canadian Subsidiary	21
Cancelled Shares	4
Capitalization Date	10
Certificate of Incorporation	9
Certificate of Merger	2
Certificates	6
Class D-1 Preferred Stock	10
Class D-2 Preferred Stock	10
Closing	2
Closing Date	2
Code	17
Common Share	3
Common Stock	9
Common Stock Merger Consideration	3
Company	1
Company Disclosure Schedule	8
Company Employees	16
Company Notes and Debentures	52
Company Plan	16
Company Related Parties	58
Company Requisite Vote	25
Company Rights	10
Company Securities	11
Company Stock Plans	10
Company Termination Fee	57
Company Warrants	11
Confidentiality Agreement	36
Contract	12
control	61
Convertible Notes	11
Costs	42
Debenture Offer	50
Debt Financing	29
Debt Financing Commitments	29

DGCL	1
Dissenting Shares	5
Dissenting Stockholder	5
DOJ	45
DOL	17
Effective Time	2
Environmental Laws	23
Environmental Permits	23
Equity Financing	29
Equity Financing Commitments	29
ERISA	16
Exchange Act	13
Excluded Person	37
Financial Advisors	22
Financing	29
Financing Commitments	29
Foreign Antitrust Laws	13
Foreign Plan	18
FTC	45
generally accepted accounting principles	61
Governmental Entity	13
Guarantee	1
Guarantor	61
High Yield Financing	29
HSR Act	13
Indebtedness	62
Indemnified Parties	42
Indentures	50
industries in which the Company or its subsidiaries operate	62
Intellectual Property	22
Interested Person	37
IRS	17
ITA	21
knowledge	62
law	13
Leases	19
Licenses	13
Liquidation Preference	4
Marketing Period	47
Material Adverse Effect	8
Material Contract	24
Materials of Environmental Concern	24
Merger	1
Merger Consideration	4

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Merger Sub	1
Multiemployer Plan	16
NLRB	18
No-Shop Period Start Date	37
Offer Documents	50
Option	5
Owned Real Property	20
Parent	1
Parent Group	30
Parent Plan	41
Parent Related Parties	58
Parent Termination Fee	58
Paying Agent	6
PBGC	17
Permitted Encumbrances	19
person	62
Preferred Stock	9
Proceeding	43
Proxy Statement	22
Recommendation	35
Related Party Transaction	26
Representatives	40
Required Financial Information	48
Requisite Consents	50
Restricted Shares	5
Rights Plan	10
Sarbanes-Oxley Act	14

SEC	13
SEC Reports	13
Securities Act	14
Series C Preferred Share	3
Series C Preferred Stock	10
Series C Preferred Stock Merger Consideration	4
Series D Preferred Share	4
Series D Preferred Stock	10
Series D Preferred Stock Merger Consideration	4
Shares	4
Solicitation	50
Special Transaction Expenses	56
Stock Units	6
Stockholders Agreements	1
Stockholders Meeting	35
subsidiary	62
Superior Proposal	40
Surviving Corporation	2
Tail Policy	43
Tax Return	22
Taxes	21
Termination Date	55
Voting Agreement	1
WARN	19
Warrant Holders Agreement	1

-v-

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2007 (this “Agreement”), among RAM HOLDINGS, INC., a Delaware corporation (“Parent”), RAM ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and UNITED RENTALS, INC., a Delaware corporation (the “Company”).

          WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

          WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement;

          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor has provided a guarantee, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub arising under, or in connection with, this Agreement (the “Guarantee”); and

          WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, (i) certain holders of the Company’s capital stock have entered into a voting agreement (the “Voting Agreement”) and (ii) certain holders of  Company Warrants and the Company’s capital stock have entered into a warrant holders agreement (the “Warrant Holders Agreement” and, together with the Voting Agreement, the “Stockholders Agreements”), pursuant to which, in each case, such holders have agreed, among other things, to vote their Shares in favor of the adoption of this Agreement in accordance with and subject to the terms set forth in the Voting Agreement or Warrant Holders Agreement, as the case may be.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

          SECTION 1.1     The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

          SECTION 1.2     Closing; Effective Time.  (a)  The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that if the Marketing Period has not ended on or before such second business day after such satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), th e parties shall not be required to consummate the Closing until the earlier of (i) any business day during the Marketing Period specified by Parent on no less than three business days’ prior written notice to the Company and (ii) the final day of the Marketing Period (or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

                    (b)            At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and shall make all other filings or recordings required under the DGCL in connection with the Merger.

          SECTION 1.3     Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.4     Certificate of Incorporation; By-laws.  (a)  At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law, in each case consistent with the obligations set forth in Section 6.7.

                    (b)            At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law, in each case consistent with the obligations set forth in Section 6.7.

          SECTION 1.5     Directors and Officers.  The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.  Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

          SECTION 2.1     Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

                    (a)            Conversion of Common Stock and Preferred Stock.

                          (i)          Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than (A) any Common Shares beneficially owned by any direct or indirect wholly owned subsidiary of the Company (which Common Shares shall remain outstanding, except that the number of such Common Shares owned by such subsidiaries may be adjusted following the Merger to maintain relative ownership percentages), (B) any Cancelled Shares (as defined herein) and (C) any Dissenting Shares (as defined herein), shall be converted into the right to receive $34.50 in cash, without interest (the “Common Stock Merger Consideration”), payable to the holder thereof upon surrender of such Common Shares in the manner provided in Section 2.3, less any required withholding taxes;

                          (ii)         Each share of Series C Preferred Stock issued and outstanding (and not converted into Common Shares prior to the Effective Time) immediately prior to the Effective Time (each, a “Series C Preferred Share”) other than (A) any Series C Preferred Shares beneficially owned by any direct or indirect wholly owned subsidiary of the Company (which Series C Preferred Shares shall remain outstanding, except that the number of such Series C Preferred Shares shall be appropriately adjusted following the Merger to maintain relative ownership percentages), (B) any Cancelled Shares and (C) any Dissenting Shares, shall be converted into the right to receive an amount in cash equal to the sum of (x) $1,000 (the “Liquidation Preference”) plus (y) an amount equal to 6.25% per annum of the Liquidation Preference, compounded annually from January 7, 1999 to (and including) the Closing Date plus (z) all accrued and unpaid dividends, if any, thereon as of the Closing Date (such sum, the “Series C Preferred Stock Merger Consideration”), such sum representing the “Call Price” as defined in the applicable Certificate of Designation (an illustrative calculation of which is set forth on Section 2.1 of the Company Disclosure Schedule); and

                           (iii)       Each share of Series D Preferred Stock issued and outstanding (and not converted into Common Shares prior to the Effective Time) immediately prior to the Effective Time (each, a “Series D Preferred Share” and collectively with the Series C Preferred Shares and the Common Shares, the “Shares”) other than (A) any Series D Preferred Shares beneficially owned by any direct or indirect wholly owned subsidiary of the Company (which Series D Preferred Shares shall remain outstanding, except that the number of such Series D Preferred Shares shall be appropriately adjusted following the Merger to maintain relative ownership percentages), (B) any Cancelled Shares and (C) any Dissenting Shares, shall be converted into the right to receive an amount in cash equal to the sum of (x) the Liquidation Preference plus (y) an amount equal to 6.25% per annum of the Liquidation Preference, compounded annually from September 30, 1999 to (and including) the Closing Date plus (z) all accrued and unpaid dividends, if any, thereon as of the Closing Date (such sum, the “Series D Preferred Stock Merger Consideration” and collectively with the Series C Preferred Stock Merger Consideration and the Common Stock Merger Consideration, the “Merger Consideration”), such sum representing the “Call Price” as defined in the applicable Certificate of Designation (an illustrative calculation of which is set forth on Section 2.1 of the Company Disclosure Schedule).

                    (b)            Parent, Merger Sub and Company-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

                    (c)            Conversion of Merger Sub Common Stock.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                    (d)            Warrants.  As of the Effective Time, the Surviving Corporation shall assume the obligations of the Company under the warrant agreements in respect of the Company Warrants (as defined herein).  In accordance with the terms of the Company Warrants, upon exercise of such Company Warrants at any time after the Effective Time, the holders of such Company Warrants shall solely be entitled to receive the amount in cash, without interest, that such holders would have been entitled to receive upon conversion of the resulting Common Shares in connection with the Merger if such Company Warrants had been exercised by such holders immediately prior to the Effective Time.

                    (e)            Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the Effective Time and are held by a person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise waives, withdraws or loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration for each such Share in accordance with the provisions of this Agreement.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence.  The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to direct all negotiations and proceedings with respect thereto.  The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle any such rights.

          SECTION 2.2     Treatment of Options, Restricted Shares and Stock Units.  (a)  The Company shall provide that, immediately prior to the Effective Time, each option to purchase Common Shares (an “Option”) granted under any Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (A) the number of Common Shares previously subject to such Option and (B) the excess, if any, of the Common Stock Merger Consideration over the exercise price per Common Share previously subject to such Option, less any required withholding taxes.  The Surviving Corporation shall pay the holders of Options the cash payments described in this Sect ion 2.2(a) on or as soon as reasonably practicable after the Closing Date, but in any event within two (2) business days thereafter.

                    (b)            Each Common Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Common Stock Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

                    (c)            The Company shall provide that, immediately prior to the Effective Time, each award of a right under any Company Stock Plan entitling the holder thereof to performance shares, Common Shares or cash equal to or based on the value of Common Shares (collectively, “Stock Units”) which, in each case, is outstanding as of the Effective Time (whether vested or unvested) (except with respect to those awards set forth on Section 2.2(c) of the Company Disclosure Schedule, which will be treated in accordance with the terms of such awards) shall be canceled by the Company and the holder thereof shall be entitled to receive upon consummation of the Merger a payment in cash, without interest, equal to the product of (A) the number of Common Shares previously subject to such Stock Unit and (B) the Common Stock Merger Consideration, less any required withholding taxes.  The Surviving Corporation shall pay the holders of Stock Units the cash payments described in this Section 2.2(c) on or as soon as reasonably practicable after the Closing Date, but in any event within two (2) business days thereafter.

          SECTION 2.3     Surrender of Shares.  (a)  Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with a bank or trust company that is reasonably satisfactory to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  At or immediately prior to the Effective Time, Parent shall deposit with the Paying Agent in trust for the benefit of holders of Shares, sufficient funds to immediately pay the aggregate Merger Consideration.  Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such invest ment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

                    (b)            Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book-Entry Shares the surrender of such Shares, for payment of the applicable Merger Consideration therefor.  Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

                    (c)            At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

                    (d)            After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

                    (e)            Notwithstanding anything in this Agreement to the contrary, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined herein) laws.

                    (f)            In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares formerly represented by such Certificate pursuant to this Article II.

                    (g)            No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

          SECTION 2.4     Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face or (ii) for facts disclosed in, and reasonably apparent on the face of the disclosure contained in, the SEC Reports (as defined herein) filed with the SEC and publicly available after January 1, 2005 but prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature); provided that in no event shall any disclosure in any such SEC Report qualify or limit the representations and warranties of the Company set forth in the second sentence of Section 3.2, Section 3.3(a) and Section 3.4 unless otherwise set forth in the Company Disclosure Schedule:

          SECTION 3.1     Organization and Qualification; Subsidiaries.  Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein).  Each of the Company and its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the n ature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed which would not, individually or in the aggregate, have a Material Adverse Effect.  “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (a) has or would be reasonably expected to have a material adverse effect on or with respect to the assets, business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the ability of the Company to consummate the Merger, provided, however, that, in the case of (a) only, a Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which the Company or its subsidiaries operate, (iii) resulting from the announcement of this Agreement and the transactions contemplated hereby, including any stockholder litigation relating thereto or including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) resulting from any actions expressly required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) resulting from changes after the date hereof in any applicable laws or applicable accounting regulations or principles or interpretations thereof, provided that in the case of this clause (v) such changes shall not be excluded to the extent that such changes have a materially disproportionate effect on the Company and its subsidiaries taken as a whole compared with other companies operating in any of the principal industries in which the Company and its subsidiaries operate, (vi) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, or (vii) resulting from any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), except, in the case of clauses (i), (ii) and (vi) above, such facts, circumstances, changes, events, effects or occurrences shall not be excluded to the extent that they have a materially disproportionate effect on the Company and its subsidiaries taken as a whole compared with other companies operating in any of the principal industries in which the Company and its subsidiaries operate.

          SECTION 3.2     Certificate of Incorporation and By-Laws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated by-laws, as amended to date (the “By-Laws”), of the Company as currently in effect.  The Certificate of Incorporation of the Company and the By-Laws are in full force and effect, no other organizational documents are applicable to or binding upon the Company and the Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws.

          SECTION 3.3     Capitalization.  (a)  The authorized capital stock of the Company consists of (i) 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which (A) 300,000 of such shares are designated as Perpetual Convertible Preferred Stock, Series A, par value $0.01 per share, (B) 500,000 of such shares are designated as Perpetual Convertible Preferred Stock, Series B, par value $0.01 per share, of which (x) 450,000 shares are designated as Class B-1 Perpetual Convertible Preferred Stock and (y) 50,000 shares are designated as Class B-2 Perpetual Convertible Preferred Stock, (C) 300,000 of such shares are designated as Perpetual Convertible Preferred Stoc k, Series C, par value $0.01 per share (“Series C Preferred Stock”), (D) 500,000 of such shares are designated as Perpetual Convertible Preferred Stock, Series D, par value $0.01 per share (“Series D Preferred Stock”), of which (x) 450,000 shares are designated as Class D-1 Perpetual Convertible Preferred Stock (“Class D-1 Preferred Stock”) and (y) 50,000 shares are designated as Class D-2 Perpetual Convertible Preferred Stock (“Class D-2 Preferred Stock”); and (E) 175,000 of such shares are designated as Series E Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to the holders of Common Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to the Company’s Rights

Agreement, dated as of September 28, 2001 (the “Rights Plan”), between the Company and American Stock Transfer & Trust Co., as Rights Agent.  As of the date of this Agreement, there are no accrued and unpaid dividends with respect to the Series C Preferred Stock or the Series D Preferred Stock.

          As of July 19, 2007 (the “Capitalization Date”):

                           (i)          82,991,556 shares of Common Stock were issued and outstanding (which number includes 562,839 Restricted Shares outstanding pursuant to awards granted under the Company Stock Plans (as defined herein);

(ii) no shares of Common Stock were held by the Company in its treasury;

                           (iii)       (A) 300,000 shares of Series C Preferred Stock were issued and outstanding; (B) 150,000 shares of Series D Preferred Stock (consisting of 105,252 shares of Class D-1 Preferred Stock and 44,748 shares of Class D-2 Preferred Stock) were issued and outstanding; and (C) no other shares of Preferred Stock were issued or outstanding;

                           (iv)       (A) there were 5,494,555 shares of Common Stock underlying outstanding Options, such Options having a weighted average exercise price as of the Capitalization Date of $20.06, (B) there were 967,338 shares of Common Stock underlying outstanding Stock Units and (C) there were 2,729,274 additional shares of Common Stock reserved for issuance pursuant to grants made under the 2001 Comprehensive Stock Plan, the United Rentals, Inc. 2001 Stock Plan, the United Rentals, Inc. 1998 Supplemental Stock Option Plan, the United Rentals, Inc. 1998 Stock Option Plan, the 1997 Performance Award Plan of U.S. Rentals, Inc. and the United Rentals, Inc. 1997 Stock Option Plan (collectively, the “Company Stock Plans”);

                           (v)       (A) 6,460,674 shares of Common Stock were reserved for issuance upon conversion of the Company’s outstanding 1-7/8% Convertible Senior Subordinated Notes and (B) 3,342,447 shares of Common Stock were reserved for issuance upon conversion of the Company’s outstanding 6½% Convertible Subordinated Debentures due 2028 (such Notes and Debentures, collectively, the “Convertible Notes”); and

(vi) warrants to purchase 4,256,473 shares of Common Stock having a weighted average exercise price as of the Capitalization Date of $12.25 were issued and outstanding (“Company Warrants”)

                    (b)            From the close of business on the Capitalization Date until the date of this Agreement, no options to purchase Shares have been granted and no Shares have been issued, except for Common Shares issued pursuant to the exercise of Company Stock Options, the vesting of Stock Units and the conversion or exercise of Series C Preferred Stock, Series D Preferred Stock, Convertible Notes and the Company Warrants, in each case in accordance with their terms (and the issuance of Company Rights attached to such Common Shares).  Except as set forth in Section 3.3(a), as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B)

securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.  All outstanding Shares, and all shares of Common Stock reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right.  Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all material security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.  No subsidiary of the Company owns any Shares.  Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities.  Other than the Convertible Notes (which are convertible into securities with voting rights but do not entitle holders thereof to voting rights prior to conversion), there are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

          SECTION 3.4     Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Stockholders Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stockholders Agreements or to consummate the transactions so contemplated (other than receipt of the Company Requisite Vote (as defined herein) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement and the Stockholders Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.  The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, (a) approved, and declared advisable, this Agreement, (b) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (c) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company as promptly as practicable, (d) recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting, and (e)

approved the Voting Agreement, the Warrant Holders Agreement, this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL pursuant to Section 203(a)(1) of the DGCL such that the restrictions on business combinations with interested stockholders set forth therein are not applicable to this Agreement, the Merger or the other transactions contemplated hereby, which resolutions have not, subject (in the case of clauses (a), (b) and (d)) to Sections 6.1 and 6.5, been subsequently rescinded, modified or withdrawn in any way.

          SECTION 3.5     No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance of this Agreement and the Stockholders Agreements by the Company do not and will not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreements and compliance by the Company with the provisions of this Agreement and the Stockholders Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate the certificates of incorporation or by-laws of its subsidiaries (or any comparable organizational documents), (iii) assuming that all approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iv) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or any other adverse change to, any note, bond, mortgage, franchise, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of its subsidiaries’ respective properties are bound, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect and other than as may arise in connection with the Financing (as defined herein) or facts and circumstances particular to Parent and its affiliates.

                    (b)            The execution, delivery and performance of this Agreement and the Stockholders Agreements by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, tribunal or other governmental body whether U.S. (federal, state or local), Canadian (federal, provincial, territorial or local), foreign or multinational (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined herein)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of antitrust or other competition laws of those jurisdictions set forth in Section 3.5(b) of the Company Disclosure Schedule (“Foreign Antitrust Laws”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.6     Compliance.  (a)  Neither the Company nor any of its subsidiaries is in violation of any federal, state, provincial, local or foreign law, rule, regulation, order, judgment or decree (“law”) applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, and (b)  the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries has received notice of any revocation or modification from any Governmental Authority of any License that is material to the Company and its subsidiaries taken as a whole.

          SECTION 3.7     SEC Filings; Financial Statements; Undisclosed Liabilities.  (a)  The Company and its subsidiaries have filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, including any amendments thereto, collectively, the “SEC Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Rep orts complied, and each of the SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder.  As of the time of filing with the SEC, none of the SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Reports filed prior to the date of this Agreement.

                    (b)            The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC comply in all material respects with the published rules of the SEC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited condensed consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2006 comply in all material respects with the published rules of the SEC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (i) the condensed consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and (ii) the consolidated results of operations and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to the Company and its subsidiaries taken as a whole).

                    (c)            Except (i) as reflected, accrued or reserved against in the financial statements (or as disclosed in the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the year ended December 31, 2006; (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                    (d)            Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the purpose or intended effect of such Contract or arrangement is to avoid disclosure in the Company’s published consolidated financial statements of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries.

                    (e)            The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.

                    (f)            The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) under the Exchange Act) designed to ensure that all material information concerning the Company and its subsidiaries required to be disclosed in the reports the Company files or submits under the Exchange Act is accumulated and communicated on a timely basis to the Company’s management, including its principal executive and principal financial officers, and to those individuals responsible for the preparation of the Company’s filings with the SEC.  The Company maintains internal control over financial reporting (as defined in Rules 13a-15(f) or 15d-15(f) under the Exchange Act) designed to provide reasonable assurance to the Company’s management and the Board of Directors of the Company regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

                    (g)            Since January 1, 2005, (i) neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

                    (h)            The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors: (A) any significant deficiency and material weakness in the design or operation of internal control over financial reporting which is reasonably likely to lead to a material misstatement in the Company’s financial statements, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and any such disclosed matters are set forth in Section 3.7 of the Company Disclosure Schedule.

                    (i)            The books and records of the Company and its subsidiaries are being maintained in all material respects in accordance with applicable legal and accounting requirements, are complete and correct in all material respects and fairly reflect in all material respects all of the material transactions, items of income and expense and all assets and liabilities of the business of the Company and its subsidiaries.

          SECTION 3.8     Absence of Certain Changes or Events.  (a)  Since December 31, 2006 through the date of this Agreement, except as expressly contemplated by this Agreement, (i) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice, and (ii) neither the Company nor any of its subsidiaries has taken any of the actions, which if taken after the date hereof, would have required the consent of Parent pursuant to clauses (ii), (iii), (v), (xi), (xii) or (xiii) of Section 5.1(b) (but only in respect of the foregoing subsections), and (b) since December 31, 2006, there has not been any change, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

           SECTION 3.9     Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date of this Agreement, there are (a) no SEC inquiries or investigations pending or, to the knowledge of the Company, threatened, in each case regarding compliance by the Company or any of its subsidiaries with law or any malfeasance by any past or present executive officer or other employee of the Company or any of its subsidiaries with respect to whom the Company or any of its subsidiaries may have an indemnity obligation and (b) no SEC inquiries or other investigations or other governmental inquiries or investigations pending or, to the knowledge of the Company, threatened regarding any accounting practices of the Company or any of its subsidiaries.

          SECTION 3.10     Employee Benefit Plans.  (a)  Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  For purposes of this Agreement, the term “Company Plan” shall mean (i) any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), (ii) each plan, agreement or arrangement providing for the issuance, award or payment of equity, performance, bonus, retention, change in control, severance or similar compensation or benefits and (iii) each other material benefit or co mpensation plan, program, agreement or arrangement, vacation or sick pay policy and fringe benefit plan, in each case that is contributed to, sponsored or maintained by the Company or any of its subsidiaries for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”).

                    (b)            With respect to each material Company Plan (it being understood and agreed that for the purposes of the first sentence of Section 3.10(a), this Section 3.10(b) and Section 3.10(d), any employment agreement with respect to any employee with an annual base salary that is less than $150,000 shall not be considered a “material Company Plan” or, in the case of Section 3.10(d) only, a “Company Plan”), the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.  Except to the extent required by law, as of the date of this Agreement, neither the Company nor any of its subsidiaries has made any commitment to establish any new material Company Plan, or to materially increase the benefits under any existing material Company Plan.

                    (c)            Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened; (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor (“DOL”), the IRS or other Governmental Entity, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, is

pending, in progress or, to the knowledge of the Company, threatened with respect to any Company Plan; (iii) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty has, to the knowledge of the Company, occurred with respect to any Company Plan; and (iv) neither the Company nor any of its subsidiaries has incurred any liability under Title IV of ERISA that has not been satisfied in full, and to the knowledge of the Company, no condition exists that presents a risk to the Company or its subsidiaries of incurring any such liability other than liability for premiums due in the ordinary course and without default to the Pension Benefit Guaranty Corporation (“PBGC”).  Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.  With respect to any Multiemployer Plan to which the Company or any of its subsidiaries has any liability or contributes (or has at any time contributed) or had an obligation to contribute, neither the Company nor any of its subsidiaries has incurred any material withdrawal liability under Title IV of ERISA and, to the knowledge of the Company, no such multiemployer plan is in reorganization or is insolvent (as those terms are defined in sections 4241 and 4245 of ERISA, respectively) or has incurred a mass withdrawal (as defined in PBGC regulations).

                    (d)            No Company Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, retention pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable law, or (ii) accelerate the time of payment or vesting, or increase the amount or otherwise cause the payment, of compensation to, any such employee, consultant or officer, except as expressly provided in this Agreement.

                    (e)            With respect to each material Company Plan maintained in a jurisdiction outside of the United States or for employees outside of the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction (“Foreign Plan”): (i) each Foreign Plan is and has been operated and maintained in all material respects in accordance with applicable laws; and (ii) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made in all material respects, or, if applicable, accrued in all material respects in accordance with normal accounting practices.  Each Foreign Plan is listed on Schedule 3.10(a) of the Company Disclosure Schedule.

                    (f)            The consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will not result in any payment or other benefit to any Company Employee that would be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code, and neither the Company nor any of its subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Company Employee for any excise or other additional taxes under Section 409A or 4999 of the Code.

          SECTION 3.11     Labor and Employment Matters.

                    (a)            As of the date of this Agreement, (i) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company or any of its subsidiaries, (ii) neither the Company nor any of its subsidiaries has recognized any labor organization, nor has any labor organization been elected or certified as the collective bargaining agent of any Company Employees, (iii) no labor organization has advised the Company or any of its subsidiaries that such labor organization represents any Company Employees, and no Company Employees are represented in their capacity as an employee by any labor organization, (iv) no written demand for recognition has been made by any labor organization concerning any Company Employees, and (v) the National Labor Relations Board (the “NLRB”) has not advised the Company or any of its subsidiaries that any labor organization has filed a petition with the NLRB seeking to represent any Company Employees, and, to the knowledge of the Company, no petition concerning representation has been filed with the NLRB concerning any Company Employees.

                    (b)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no unfair labor practice charges or complaints pending against the Company or any of its subsidiaries before the NLRB or any other labor relations tribunal or authority.  There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, and, except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no arbitrations or material grievances, or other labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

                    (c)            During the preceding two (2) years, neither the Company nor any of its subsidiaries has effectuated a “plant closing” or a “mass lay-off” (each as defined in the Worker Adjustment and Retraining Notification Act, “WARN”), in either case affecting any site of employment or facility of the Company or its subsidiaries, except in accordance with WARN.

          SECTION 3.12     Insurance.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent, taking into account the market conditions and industries in which the Company and its subsidiaries operate and is sufficient to comply with applicable law; (b) with respect to all material insurance policies of the Company and its subsidiaries, all premiums have been paid and neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constit ute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) with respect to all material insurance policies of the Company and its subsidiaries, no notice of cancellation or termination has been received with respect to any such policies, other than such notices which are received in the ordinary course of business.

          SECTION 3.13     Properties.

                    (a)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (the items set forth in clauses (A), (B) and (C) collectively being referred to herein as “Permitted Encumbrances”).

                    (b)            Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each lease or license pursuant to which the Company and its subsidiaries leases or licenses any real property (the “Leases”)  is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto; and (iv) the Company or one of its subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

                    (c)            Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company or one of its subsidiaries has good and marketable fee simple title to the real property reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Encumbrances; (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property; and (iii) there is not pending or, to the knowledge of the Company, threatened any condemnation proceedings related to any of the Owned Real Property.

          SECTION 3.14     Tax Matters.  (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by the Company and its subsidiaries have been properly and timely filed (except those under valid extension) and all such Tax Returns are true and accurate, (ii) all Taxes shown to be due on such Tax Returns have been timely paid, and all other Taxes which are due and payable with respect to the Company and its subsidiaries and their businesses have been paid or otherwise properly accrued as a liability in the Company’s financial statements, (iii) neither the Company nor any of its subsidiaries has received written notice of any claim or proposed assessment or reassessment with respect to, any Taxes, (iv) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise, or (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement and (vi) without limiting the foregoing, the Company and its subsidiaries have (x) collected all Taxes they are required to collect under applicable law and have remitted or are holding and will remit on a timely basis all such Taxes that become due and payable, to the appropriate Governmental Entity and (y) properly withheld and remitted or are holding and will remit on a timely basis all income, social security and similar Taxes and paid all payroll Taxes with respect to all persons properly characterized as employees of the Company or its subsidiaries for Tax purposes.

                    (b)            There is no proceeding, audit, examination or investigation, and to the knowledge of the Company no such matters threatened, by which (i) any Tax Return of the Company or any of its subsidiaries is being examined by any taxing authority or (ii) any Tax liability or other Tax item of the Company or any of its subsidiaries is being challenged by any taxing authority.

                    (c)            Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

                    (d)            Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

                    (e)            None of the assets of the Company or its subsidiaries (i) are property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

                    (f)            Neither the Company nor any of its subsidiaries has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code as a result of any change in method of accounting.

The Company has not entered into with the Internal Revenue Service any closing agreement within the meaning of Section 7121 of the Code.

                    (g)            To the knowledge of the Company, there are no circumstances existing which could result in the application of section 17, section 78, section 79 or sections 80-80.04 of the Income Tax Act (Canada) (the “ITA”), or any equivalent provision under applicable provincial law, to the Company or any of its subsidiaries.  The Company and its subsidiaries have not claimed any reserves under any provision of the ITA or any equivalent provincial law that could result in the inclusion of any amount in the income of the Company or any of its subsidiaries in any period ending after the Closing Date.

                    (h)            Neither the Company nor any of its subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the ITA) for an amount that is other than the fair market value of such property or services.  For all transactions between any subsidiary of the Corporation that is resident in Canada for the purposes of the ITA (each a “Canadian Subsidiary”) and any non-resident person with whom such subsidiary was not dealing at arm’s length, for the purposes of the ITA, the Company or the relevant Canadian Subsidiary has made or obtained records or documents that satisfy requirements of subsection 247(4) of the ITA.

                    (i)            For purposes of this Agreement:

                         (i)          “Taxes” shall mean any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign; and

                         (ii)       “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

          SECTION 3.15     Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the time of the Stockholders Meeting, and at the time of any amendment thereto, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

          SECTION 3.16     Opinion of Financial Advisor.  UBS Securities LLC (the “Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than affiliated stockholders who also own Series C Preferred Stock or Series D Preferred Stock).

          SECTION 3.17     Brokers.  No broker, finder, financial advisor or investment banker (other than the Financial Advisor and Credit Suisse Securities (USA) LLC, information with respect to whose fees and any other amounts payable in connection with the transactions contemplated hereby has been provided to Parent) is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

          SECTION 3.18     Intellectual Property.  Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company and/or its subsidiaries own or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature, including all registrations and applications to register any of the foregoing in any jurisdiction (collectively, “Intellectual Property”), as are reasonably necessary for their businesses as currently conducted; (b) to the knowledge of the Company, such Intellectual Property does not infringe the Intellectual Property of any third party and is not being infringed by any third party; (c) the Company and its subsidiaries make reasonable efforts t o protect and maintain their Intellectual Property; (d) the Company and its subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property; (e) the Company has no knowledge of any facts or circumstances that would render any of the Company’s or its subsidiaries’ Intellectual Property invalid or unenforceable; and (f) the transactions contemplated by this Agreement will not materially and adversely affect the Company’s or its subsidiaries’ right, title and interest in and to the Company’s or its subsidiaries’ Intellectual Property.

          SECTION 3.19     Environmental Matters.  (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent: (i) the Company and each of its subsidiaries comply with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (i ii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state, provincial or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the knowledge of the Company.

                    (b)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.19 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

                    (c)            For purposes of this Agreement, the following terms shall have the meanings assigned below:

                    “Environmental Laws” shall mean all foreign, federal, state, provincial, or local statutes, regulations, laws (including common law), rules, judgments, orders, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

                    “Environmental Permits” shall mean all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws.

                    “Materials of Environmental Concern” shall mean any pollutant, compound, petroleum, petroleum product, contaminant or hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

          SECTION 3.20     Contracts.

                    (a)            Section 3.20 of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties or assets is bound (other than Company Plans), including all amendments, modifications, extensions or renewals, that:

                         (i)          are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

                         (ii)        contain covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area that, in each case, are material to the Company and its subsidiaries, taken as a whole, except for Leases for “rental locations” (as that term is used in Item 2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006) and any such Contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

                         (iii)       are a joint venture, partnership, limited liability or other similar agreement or arrangement (excluding information technology Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the subsidiaries, taken as a whole;

                         (iv)        is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $10,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its subsidiaries and any such Contracts entered into in the ordinary course of business which relate to obligations which do not exceed $5,000,000;

                         (v)        were entered into after December 31, 2006 or are not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $10,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory and/or equipment);

                         (vi)       which by its terms calls for aggregate payments by the Company and its subsidiaries under such Contract of more than $10,000,000 over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory and/or equipment in the ordinary course of business or Leases);

                         (vii)      with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;

                         (viii)     relates to Intellectual Property which requires payments by or to the Company or any subsidiary of the Company in excess of $1,000,000 per annum or is material to the Company and its subsidiaries, taken as a whole; or

(ix) is a Related Party Transaction.

                    (b)           Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.21     Company Requisite Vote; Takeover Statutes; Rights Plans.

                    (a)            Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Sections 4.10 and 4.11, the affirmative vote of (i) a majority in voting power of the holders of outstanding shares of Common Stock, Series C Preferred Stock and Class D-1 Preferred Stock, voting together as a single class, representing a majority of all the votes then entitled to vote at the Stockholders Meeting, (ii) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately as a single class, and (iii) the holders of a majority of the outstanding shares of the Class D-1 Preferred Stock and the Class D-2 Preferred stock, voting together as a single class, are the only votes of holders of any class of securities of the Company which is required to adopt this Agreement (the “Company Requisite Vote”).  In connection with the vote required pursuant to clause (i) in the preceding sentence, (x) each holder of shares of Common Stock entitled to vote at the Stockholders Meeting will be entitled to one vote per share, (y) each holder of shares of Series C Preferred Stock entitled to vote at the Stockholders Meeting will be entitled to forty (40) votes per share, and (z) each holder of shares of Class D-1 Preferred Stock entitled to vote at the Stockholders Meeting will be entitled to thirty-three and one third (33 ? ) votes per share.

                    (b)            Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 4.10 and 4.11, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or any other jurisdiction applicable to the Company or its subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

                    (c)            Prior to the date of this Agreement, the Company has amended the Rights Plan in accordance with its terms such that (i) none of an event described in Section 11(a)(ii) thereof, a “Distribution Date” or a “Shares Acquisition Date” (in each case as defined in the Rights Plan) will occur, and none of Parent, Merger Sub or any of their “Affiliates” or “Associates”, or in the case of the Stockholders Agreements, the parties thereto, will be deemed to be an “Acquiring Person” (in each case as defined in the Rights Plan), by reason of the execution and delivery of this Agreement or the Stockholders Agreements or the consummation of the transactions contemplated by this Agreement or the Stockholders Agreements and (ii) the Company Rights will expire immediately prior to the Effective Time.

           SECTION 3.22       Related Party Transactions.   Except for indemnification, compensatory or employment-related Contracts, forms of which are filed or incorporated by reference as an exhibit to an SEC Report, or “employee benefit plans” (within the meaning of Section 3(3) of ERISA), there are no Contracts that are in existence as of the date of this Agreement and under which the Company or any of its subsidiaries has any existing or future material liabilities between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the Company’s outstanding capital stock or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its subsidiaries) entered into within the last twelve months and, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).

          SECTION 3.23     No Other Information.  The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV.  The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no representative of Parent and Merger Sub or any affiliate thereof shall have any responsibility or liability related thereto.

          SECTION 3.24     Information Provided.  The operational and financial reports that reflect historical information of the Company and its subsidiaries, including the historical data presented therein, in each case as set forth in the form provided in the Company’s dataroom prior to the date hereof, have been derived in good faith from the books and records of the Company and its subsidiaries.

          SECTION 3.25     Investment Canada.  The Company is not engaged in any of the activities described in Section 14.1(5) of the Investment Canada Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.1     Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.  Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organ izational or governing documents.

          SECTION 4.2     Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

          SECTION 4.3     No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the respective certificate of incorporation or by-laws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

                    (b)            The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

          SECTION 4.4     Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.  Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

          SECTION 4.5     Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.  Parent and Merger Sub will take all commercially reasonable eff orts to supply information that reasonably should be supplied by Parent and Merger Sub and is necessary for inclusion in the Proxy Statement as promptly as practicable.

          SECTION 4.6     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub, whether or not the Merger is consummated.

          SECTION 4.7     Financing.  Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of July 22, 2007, between Parent and Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Credit Suisse, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Lehman Brothers Inc., Lehman Brothers Commercial Bank and Lehman Brothers Commercial Paper Inc. (the “Debt Financing Commitments”), pursuant to which Bank of America, N.A., Banc of America Bridge LLC, Credit Suisse, Morgan Stanley Senior Funding, Inc., Lehman Brothers Commercial Bank and Lehman Brothers Commercial Paper Inc.  have agreed to lend the amounts (which may include up to $4,000,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placem ent of high yield securities in a comparable amount (the “High Yield Financing”) is not consummated) set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) the equity commitment letter, dated as of July 22, 2007, between Parent and Cerberus Capital Management, L.P. (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Cerberus Capital Management, L.P. has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).  None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  The Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Merger Sub and the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments or that relate to market “flex” provisions.  The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all estimated related fees and expenses, including payment of all amounts required to be paid by or on behalf of Parent as contemplated by Article II of this Agreement and any required refinancings or repayments of existing indebtedness.  As of the date of this Agreement, to the best of Parent’s knowledge, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Financing Commitments, and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.  Parent has fully paid any commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitments.

          SECTION 4.8     Operations and Ownership of Parent and Merger Sub.  (a)  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

                    (b)            As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.  At the Closing, the Parent Group shall directly or indirectly control Parent.

          SECTION 4.9     Other Investments of Parent Affiliates.  No member of the Parent Group owns or controls, directly or indirectly, 5% or more of the issued common or preferred stock (or other comparable equity interest) of any person that owns, controls or operates a business that is substantially engaged in any of the equipment rental, equipment sales and ancillary servicing and maintenance and parts and supplies sales industries that is directly competitive in a material respect with any of the businesses of the Company and its subsidiaries.  The term “Parent Group” shall mean the Guarantor, any of its subsidiaries, affiliates or investment funds affiliated with the Guarantor.

          SECTION 4.10     Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement and the Stockholders Agreements.

          SECTION 4.11     Certain Agreements.  There are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

          SECTION 4.12     Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of

Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

          SECTION 4.13     Solvency.  Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any written estimates, projections or forecasts prepared by the Company or its representatives and made available to Parent, Merger Sub or their representatives have been prepared in good faith based upon reasonable assumptions, and (c) the Required Financial Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, the payment of th e aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

          SECTION 4.14     No Other Information.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III.  The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

          SECTION 4.15     Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (a) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, and (b) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

          SECTION 4.16     Guarantee.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee, dated as of the date hereof, in favor of the Company.  The Guarantee is in full force and effect.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.1     Conduct of Business of the Company Pending the Merger.  Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (a) the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization and material business relationships and to keep available the services of the Company’s officers and employees, and (b) without limiting the foregoing, the Company shall not and shall cause its subsidiaries not to:

(i) amend, waive or otherwise change its certificate of incorporation or by-laws or any similar governing instruments;

                           (ii)         issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Stock Plan, or the issuance of phantom stock units in the ordinary course of business to members of the Company’s Board of Directors pursuant to the terms of the Deferred Compensation Plan for Directors, (B) the issuance of Shares in accordance with the terms of the Preferred Stock, Company Warrants or Convertible Notes, (C) issuances in accordance with the Rights Plan or (D) the grant of Restricted Shares, Stock Units and Options (and issuances of Shares pursuant thereto) made in the ordinary course of business to attract new employees); provided, however, that with respect to the foregoing clause (D), the amounts that are or could be payable at or after the Effective Time to the holders of the securities so issued or granted shall not exceed $100,000 in the aggregate for all such persons;

                           (iii)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

                           (iv)        reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for (A) actions required by the terms of the Preferred Stock, (B) the acquisition or withholding of Shares from holders of Company Warrants in connection with a cashless exercise of Company Warrants in accordance with the terms thereof or (C) the acquisition or withholding of

Shares from employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock or Stock Units pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

                           (v)         make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof;

                           (vi)        sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise encumber or subject to a Lien (other than Permitted Encumbrances) or sell or dispose of any assets, other than (A) sales or dispositions of equipment and/or inventory and other personal property and granting of Liens in the ordinary course of business or pursuant to existing Contracts or (B) other sales or dispositions of personal property of less than $30,000,000 in the aggregate;

(vii) other than in the ordinary course of business, enter into, amend, terminate, modify or waive, release or assign any material rights under any Material Contract;

(viii) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1 of the Company Disclosure Schedule;

                           (ix)         except for borrowings in the ordinary course of business under the Company’s existing credit facilities, incur or modify in any material respect in a manner adverse to the Company the terms of any material Indebtedness, or make any loans, advances or capital contributions to any other person (other than a direct or indirect wholly owned subsidiary of the Company), in each case, in excess of $10,000,000 other than any commodity, currency, sale or hedging agreements, in each case in the ordinary course of business and which can be terminated on 90 days or less notice without penalty or termination liability;

                           (x)          except as contemplated by Section 6.6 or except to the extent required under any Company Plan or as required by applicable law, (A) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practices with respect to employees who are not directors or officers), (B) grant any severance or termination pay not provided for under any Company Plan, or (C) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees irrespective of whether or not in the ordinary course of business, except for offers of employment in the ordinary course of business consistent with past practices with employees who are not directors or officers provided such employment is strictly “at will”, or (D) establish, adopt, enter into or amend in any material respect or terminate any Company Plan;

                           (xi)         make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements effective after the date of this Agreement with respect thereto;

                           (xii)        other than in the ordinary course of business or as required by applicable law, (A) make any material Tax election or change any method of tax accounting, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax or (F) surrender any right to claim a material Tax refund;

                           (xiii)       settle or compromise any litigation, other than settlements or compromises of litigation where the amount paid does not exceed $1,000,000 or, if greater, the total incurred case reserve amount for such matter, as of the date of this Agreement, maintained by the Company (as set forth in Section 5.1 of the Company Disclosure Schedule): provided, that the Company shall not, and shall not permit any subsidiary to, agree to the imposition of any material restriction or other material limitation on its ability to conduct business in connection with any such settlement or compromise;

(xiv) enter into any Related Party Transaction;

(xv) convene any regular or special meeting of the stockholders of the Company other than the Stockholders Meeting;

(xvi) enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities other than as set forth in the Stockholders Agreements;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

                           (xviii)     shutdown any existing branch location, distribution center or corporate headquarters or similar material facility; open (or enter into any lease or purchase of real estate that contemplates the opening of) any new branch location, distribution center or corporate headquarters or similar material facility; downsize its contractor supply business (or enter into any material third-party logistics agreement in respect of such business); or enter into any agreement to lease any Owned Real Property to any third-party except in the ordinary course of business and only to the extent such lease is for a term that is less than 12 months or is terminable by the Company on not more than six 6 months’ advance notice to the third party; or

(xix) agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xviii).

          SECTION 5.2     Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.  Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub.

          SECTION 5.3     No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

          SECTION 6.1     Stockholders Meeting.  The Company, acting through its Board of Directors, shall (a) as soon as reasonably practicable following the date of this Agreement, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (the “Stockholders Meeting”), (b) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Recommendation”) and (c) use its reasonable best efforts to obtain the Company Requisite Vote; provided that with respect to the foregoing clauses (b) and (c) the Board of Directors of the Company may fail to make or may withdraw, modify or change the Recommendation and/or may fail to use such efforts if (i) it shall have determined in good faith, after consultation with outside legal counsel to the Company, that such action is required in order for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties under applicable law and (ii) it notifies Parent in writing of its intention to take such action at least three (3) business days prior to taking such action, specifying in reasonable detail the reasons therefor (which notice shall include, if such action is taken in connection with a Superior Proposal, the notice required by Section 6.5(e)).  Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1(d)(iii) (and subject to compliance with Section 6.5(e)), the Company, regardless of whether the Board of Directors of the Company has approved, endorsed or recommended an Acquisition Proposal or has withdrawn, modified or amended the Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and will submit this Agreement for adoption by the stockholders of the Company at the Stockholders Meeting.

          SECTION 6.2     Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement.  Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).  T he Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.  The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement or any amendment or supplement thereto.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all written correspondence between it and the SEC and its staff relating to the Proxy Statement.

          SECTION 6.3     Resignation of Directors.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

          SECTION 6.4     Access to Information; Confidentiality.  (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors, consultants and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request (which access shall include the provision of such data, periodic and other reports and other information as is reasonably necessary to facilitate Parent’s ability to conduct transition planning and to remain informed regarding material aspects of the business and operations of the Company and its subsidiaries, including monthly and quarterly operating reports in the form currently prepared by the Company).  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  In addition, the Company shall use its reasonable best efforts to furnish to Parent copies of any filing it intends to make with the SEC reasonably in advance of such filing.  Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement; provided, however, that in the event that the Company relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by law and the protection of such attorney-client privilege, notify Parent of the nature of the withheld information.

                    (b)          Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and other representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated May 7, 2007, between the Company and Cerberus Capital Management, L.P. (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

                    (b)          No investigation by any party or its representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

          SECTION 6.5     Acquisition Proposals.

                    (a)          Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on August 31, 2007 (the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, including by way of providing access to non-public information pursuant to (but only pursuant to) an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided that the Company shall promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that is provided to any person given such access which was not previously provided or made available to Parent and Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise facilitate any inquiries, proposals, discussions or negotiations with respect to Acquisition Proposals.  Within 24 hours following the No-Shop Period Start Date, the Company shall notify Parent of (x) the number of Acquisition Proposals theretofore received by the Company and not expressly withdrawn, (y) the material terms and conditions of each such Acquisition Proposal, and the identity of each person making any such Acquisition Proposal (each, an “Interested Person”), and any documents and related written correspondence provided in connection therewith (including any amendments and modifications to the foregoing) and (z) the identity of each Interested Person that has, prior to the No-Shop Period Start Date, submitted an Acquisition Proposal which, in the reasonable judgment of the Board of Directors of the Company, satisfies the requirements of Section 6.5(d)(iv) (any such Interested Person, an “Excluded Person”), together with appropriate cross references to the Acquisition Proposal, documents and related correspondence provided by or on behalf of each Excluded Person.  Notwithstanding anything contained in this Agreement to the contrary, any Excluded Person shall cease to be an Excluded Person for all purposes under this Agreement at such time as the Acquisition Proposal made by such party is withdrawn, terminated or expires, or fails, in the reasonable judgment of the Board of Directors of the Company, to satisfy the requirements of Sections 6.5(d)(iv).

                    (b)          Subject to Section 6.5(d), from the day immediately after the No-Shop Period Start Date, the Company shall not, nor shall the Company authorize or permit any of its subsidiaries or any of their respective Representatives to, (i) directly or indirectly, initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.5(d) or Section 6.5(e), shall not be deemed to be a breach or violation of this Section 6.5(b).  Subject to Section 6.5(d) and Section 6.5(e), and except with respect to any Excluded Person, on the day immediately after the No-Shop Period Start Date: (A) the Company shall, and shall direct each of its and its subsidiaries’ Representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than Parent and its affiliates) that has made or indicated an intention to make an Acquisition Proposal, in each case that exist as of the No-Shop Period Start Date; (B) the Company shall promptly request that each person (other than Parent and its affiliates) who has executed a confidentiality agreement with the Company in connection with that person’s consideration of an Acquisition Proposal return or destroy all non-public information furnished to that person by or on behalf of the Company and (C) the Company shall promptly inform its and its subsidiaries’ Representatives of the Company’s obligations under this Section 6.5 and shall instruct such Representatives to notify the Company as promptly as practicable following receipt of an Acquisition Proposal.

                    (c)          Following the No-Shop Period Start Date, the Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by the Company or any of its subsidiaries (including through a notification by their respective Representatives) of (i) any Acquisition Proposal or (ii) any request for information relating to the Company or any of its subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  Following the No-Shop Period Start Date, the Company shall provide Parent promptly (and in any event within 48 hours) with the identity of any person making an Acquisition Proposal and a copy of such Acquisition Proposal, agreement, indication, inquiry or request, including any material modifications thereto (or, where no such copy is available, a description in reasonable detail of such Acquisition Proposal, indication, inquiry or request), and the Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of the status of any such Acquisition Proposal, indication, inquiry or request, and any related material communications to or by the Company or its or its subsidiaries’ Representatives.  The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

                    (d)          Notwithstanding anything to the contrary in Section 6.5(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 6.5(d) and the Company may not fail to make, or withdraw, modify or change in a manner adverse to Parent all or any portion of, the Recommendation unless otherwise expressly permitted by this Agreement); (ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor (A) by any Excluded Person or (B) by a person or group who, following the No-Shop Period Start Date, has made an Acquisition Proposal not solicited in violation of this Section 6.5 that the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors, is credible and constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to provide such access would be inconsistent with its fiduciary duties under Delaware law, if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); (iii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person or group and their respective Representatives who, following the No-Shop Period Start Date, has made an Acquisition Proposal not solicited in violation of this Section 6.5, solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether such Acquisition Proposal could reasonably be expected to result in a Superior Proposal; (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions (A) with any Excluded Person or its Representatives or (B) with any person or group and their respective Representatives (which negotiations or discussions are not solely for clarification purposes) who has made an Acquisition Proposal not solicited in violation of this Section 6.5 that the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors, is credible and constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law; (v) prior to obtaining the Company Requisite Vote, withdrawing, modifying or changing in any adverse manner the Recommendation (which shall be permitted only to the extent permitted by Section 6.1); or (vi) prior to obtaining the Company Requisite Vote, recommending to the stockholders of the Company an Acquisition Proposal not solicited in violation of this Section 6.5 that the Board of

Directors of the Company reasonably believes is credible, if and only to the extent that the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal, that taking such action is necessary in order for the Board of Directors to act in a manner that is consistent with its fiduciary duties under Delaware law, and that such Acquisition Proposal would, if consummated, result in a Superior Proposal.

                    (e)          Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors (i) determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that did not result from a material breach of Section 6.5(b), that such proposal is a Superior Proposal, and (ii) determines in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, the Company or its Board of Directors may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.5(e), and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.5(e) pays to Parent the Company Termination Fee payable pursuant to Section 8.2(b)(i); provided further that, the Company may not terminate this Agreement pursuant to this Section 6.5(e) unless (x) it notifies Parent in writing of its intention to take such action at least three (3) business days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the person(s) making such Superior Proposal, and (y) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its and its subsidiaries’ Representatives, within three (3) business days of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its legal and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal.

                    (f)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

                       (i)          “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 25% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

(ii) “Representatives” means the officers, directors, employees, agents, advisors (including investment bankers and legal advisors), affiliates and other representatives of a person.

                       (iii)        “Superior Proposal” means an Acquisition Proposal involving (A) assets that generate more than 50% of the consolidated total revenues, or (B) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries or (C) more than 50% of the total voting power of the equity securities of the Company, in each case that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm) and (y) after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing and other aspects (including the conditions to the acquiror’s obligations) of such proposal and the transactions contemplated hereby.

          SECTION 6.6     Employment and Employee Benefits Matters.  (a) For purposes of this Section 6.6, the term “Company Employees” shall mean Company Employees who are employed by the Company or its subsidiaries on a full-time basis at the Effective Time, excluding any employee whose employment is the subject of a collective bargaining agreement (it being understood that to the extent required by any collective bargaining agreement, Parent shall assume and honor all obligations (including severance) arising under such collective bargaining agreements for employees covered by such collective bargaining agreements).

                    (b)          Parent shall cause the Surviving Corporation and each of its subsidiaries (i) following the Effective Time, to provide compensation (including salary, bonus, commission and other cash incentive compensation) to Company Employees, which in the reasonable discretion of Parent is no less favorable in the aggregate than compensation provided to similarly situated employees employed by similarly situated businesses, subject to the right of Parent, the Surviving Corporation and its subsidiaries in their reasonable discretion to review and modify compensation from time to time, and (ii) until December 31, 2008, to provide Company Employees health and medical benefits that are not materially less favorable in the aggregate than those provided by the Company under the Company Plans; provided that no provision of this Section 6.6 shall give any Company Employee any right to continued employment or impair in any way the right of the Surviving Corporation or any of its subsidiaries to terminate the employment of any Company Employees.  Nothing herein shall, from and after the Effective Time, prevent the Surviving Corporation and its subsidiaries from amending or terminating any Company Plan to the extent permitted by such Company Plan (or not precluded by such Company Plan) or interfere with the right or obligation of the Surviving Corporation or its subsidiaries to make such changes as are necessary to conform with applicable law, or restrict the Surviving Corporation or its subsidiaries from making normal and reasonable increases in employee costs for benefit coverages or such other changes as Parent determines, in Parent’s reasonable discretion, to be appropriate or desirable.

                    (c)          As of and after the Effective Time, Parent shall cause the Surviving Corporation to give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that pre-Effective Time service of a Company Employee need not be recognized with respect to the benefits provided by a Parent Plan to the extent that such Parent Plan is not a successor to or replacement of a Company Plan.  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall cause the Surviving Corporation or its subsidiaries to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time to the extent that such conditions, limitations or claims would have been recognized under a corresponding Company Plan.

                    (d)          From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, and (y) all obligations pursuant to outstanding restoration plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement (and any amounts deferred thereunder) of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the date hereof and continued through the Effective Time or implemented subsequent to the date hereof in accordance with Section 5.1 and continued through the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries.

                    (e)          Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending ninety days thereafter, to not effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, operating unit of the Surviving Corporation or any subsidiary, without complying in all material respects with the applicable requirements of WARN.

                    (f)          The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any beneficiary or dependent thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company Plan for any purpose.  Nothing contained herein shall preclude the Surviving Corporation or any subsidiary from terminating the employment of any Company Employee at any time and for any reason.  Neither Parent, the Surviving Corporation nor any subsidiary of the Surviving Corporation shall be obligated to provide any equity-based compensation to any Company Employee.

          SECTION 6.7     Directors’ and Officers’ Indemnification and Insurance.  (a) Without limiting any additional rights that any person may have under any indemnification agreement, employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, except as set forth on Section 6.7(a) of the Company Disclosure Schedule, to the full extent permitted by applicable law, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees a nd disbursements (collectively, “Costs”), incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Proceeding”) to which an Indemnified Party is or becomes a party or with respect to which an Indemnified Party is or becomes otherwise involved (including as a witness), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries (including any Proceeding arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), whether such Proceeding is commenced, or any claim or matter therein is asserted or claimed, prior to, at or after the Effective Time.  Except as set forth on Section 6.7(a) of the Company Disclosure Schedule, in the event of any such Proceeding (x) each Indemnified Party will be entitled to advancement from Parent or the Surviving Corporation of fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party (which term for purposes of this clause (y) only shall include only those persons who are officers, directors or employees of the Company or any of its subsidiaries as of the date of this Agreement) hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

                    (b)          The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than those set forth in Exhibit A and Exhibit B hereto, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

                    (c)          Prior to the Effective Time, the Company shall use its reasonable best efforts to purchase a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby (the “Tail Policy”); provided, however, that if the cost of the Tail Policy exceeds 300% of the last annual premium paid by the Company prior to the date of this Agreement with respect to its current policies of directors’ and officers’ liability insurance, then (x) the Company shall consult with Parent prior to purchasing the Tail Policy and (y) without Parent’s prior written consent, the Company shall not purchase the Tail Policy prior to the date that is twenty days prior to the anticipated Closing Date.  In the event that the Company is unable to purchase a Tail Policy as provided in the preceding sentence, Parent shall have the right, but not the obligation, to purchase, prior to the Effective Time, the Tail Policy.  If neither Parent nor the Company has purchased a Tail Policy, Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers with comparable credit ratings; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount.  The Company represents that the last annual premium of the Company prior to the date hereof is as set forth in Section 6.7(c) of the Company Disclosure Schedule.  Parent agrees to honor and perform under, and to cause the Surviving Corporation’s to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries prior to the date of this Agreement.

                    (d)          Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such Proceeding.

                    (e)          This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

                    (f)          In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.

          SECTION 6.8     Further Action; Efforts.  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including requesting early termination of the HSR waiting period, and (ii) Parent shall, with the assistance of the Company, prepare a request for an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) and shall file such request as promptly as practicable and in any event within ten business days of the date hereof and each party shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Competition Act (Canada) and take all other actions necessary, proper or advisable to cause the exemption from, or expiration or termination of the waiting period under Part IX of the Competition Act (Canada) including, if an Advance Ruling Certificate is not issued within 30 days of the filing of the request therefor, the filing of notification materials as promptly as possible thereafter.  Parent and the Company shall each bear one-half of the filing fees associated with all filings under the HSR Act and Foreign Antitrust Laws.

                    (b)          Subject to all applicable confidentiality requirements and all applicable laws, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case in connection with any Antitrust Law relating to the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with any Antitrust Law relating to the transactions contemplated hereby; provided, however, that no party hereto shall be required to provide any other party with copies of confidential documents or information included in its filings and submissions under the HSR Act or Foreign Antitrust Law, provided, further, that a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and in substance mutually acceptable to the parties.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Competition Act (Canada).

                    (c)          In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including, in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits.  Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the date which is the earlier of six months from the date of this Agreement and one month from the date of the Stockholders Meeting.

                    (d)          Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

          SECTION 6.9     Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

          SECTION 6.10     Parent Financing.

                    (a)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing (including by consummating the Equity Financing at or prior to the Closing), (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Financing Commitments or consistent in all material respects with the Debt Financing Commitments, including any “flex” provisions, or on other terms that would not materially and adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby, and (iv) consummate the Financing at or prior to the Closing.  Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Debt Financing Commitments that would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement (it being understood that, subject to the requirements of this sentence, such amendment, supplement or other modification of the Debt Financing Commitments may provide for the assignment of a portion of the Debt Financing Commitment to additional agents or arrangers and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers) shall be permitted hereunder without the Company’s prior written consent.  Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 6.10(a), Parent shall provide a copy thereof to the Company and the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified.

                    (b)          In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Financing Commitments for any reason, Parent shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, in the event that (x) all or any portion of the Debt Financing structured as High Yield Financing has not been consummated, (y) all closing conditions contained in Article VII have been satisfied or waived (other than those contained in Sections 7.2(c) and 7.3(c)) and (z) the Bridge Financing described in or contemplated by the Debt Financing

Commitments (or Alternative Financing obtained in accordance with this Section 6.10(b)) is available on terms and conditions described in or contemplated by the Debt Financing Commitments (or replacements thereof in accordance with this Section 6.10(b)), then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such Bridge Financing (or such Alternative Financing) to replace such High Yield Financing no later than the last day of the Marketing Period.  For purposes of this Agreement, “Marketing Period” shall mean the first period of 25 consecutive business days after the date hereof throughout which (1) Merger Sub shall have the Required Financial Information that the Company is required to provide to Merger Sub pursuant to Section 6.10(d) and (2) the closing conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2(a) and 7.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25-day period.

                    (c)          Parent shall give the Company prompt written notice of any material breach by any party of the Debt Financing Commitments (or commitments for any Alternative Financing obtained in accordance with Section 6.10(b)) of which Parent becomes aware or any termination of the Debt Financing Commitments (or commitments for any Alternative Financing obtained in accordance with Section 6.10(b)).  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing obtained in accordance with Section 6.10(b)).

                    (d)          During the period from the date hereof through the Closing Date, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, Representatives and advisors, including legal and accounting, of the Company and its subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing and the other transactions contemplated by this Agreement, including the following: (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of its subsidiaries; provided further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor(s); (iii) using reasonable best efforts to furnish Parent and Merger Sub and their Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and the related management’s discussion and analysis of financial condition and results of operations), to consummate the offerings of debt securities contemplated by the Debt Financing Commitments at the time during the Company’s fiscal year such offerings will be made (information required to be delivered pursuant to this clause (iii), the “Required Financial Information”); (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance reasonably requested by Parent; (v) facilitating the entrance into one or more credit or other agreements satisfactory to Parent in connection with the Debt

Financing to the extent direct borrowings or debt incurrences by the Company or its subsidiaries are contemplated by the Debt Commitment Letters, provided that neither the Company nor any of its subsidiaries shall be required to enter into any such agreement prior to the Effective Time; (vi) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its subsidiaries to execute and deliver (or using reasonable best efforts to obtain from advisors or such other persons, including officers), customary certificates (including a certificate of the chief financial officer of the Merger Sub with respect to solvency matters), accounting comfort letters and legal opinions (which may be reasoned opinions if circumstances require); (vii) facilitating the entrance into other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter (provided that the Company and its subsidiaries shall not be required to enter into any such document or instrument prior to the Effective Time); (ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time; and (x) effecting (as of a time at or immediately prior to the Effective Time) any reorganization of its corporate structure reasonably requested by Parent to facilitate the Debt Financing; provided that nothing in this Section 6.10 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries; and provided, further, that neither the Company nor any of its subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement and related documents, unless and until the Closing occurs, (3) incur any other liability in connection with the Debt Financing contemplated by the Debt Financing Commitment unless and until the Closing occurs, (4) be required to cooperate with Parent in connection with the Financing to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties, (5) be required to take any action that will (A) conflict with or violate the Company’s organizational documents or any laws or (B) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party or (6) be required to take any action pursuant to clause (x) of this Section 6.10 unless (A) Parent has agreed in connection with such reorganization to indemnify and hold the Company and its subsidiaries harmless in respect of any Tax liabilities resulting from the reorganization and (B) all of the conditions set forth in Article VII have been satisfied (or, with respect to Section 7.2, waived) and the Company has received a written notice from Parent to such effect and that Parent is prepared to proceed immediately with the Closing.  The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks.  Subject to Section 8.2, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation.  Parent shall indemnify and hold harmless the Company and its subsidiaries and affiliates from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the

Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries or as a result of the Company’s or any of its subsidiaries’ gross negligence or willful misconduct).

          SECTION 6.11     Company Notes and Debentures Tender and Consent Solicitation.

                    (a)          As promptly as reasonably practicable after the written request of Parent, the Company shall commence, or shall cooperate with Parent in connection with Parent’s or Merger Sub’s commencing, in each case in compliance with applicable law and SEC rules and regulations, (i) one or more offers (the “Debenture Offers”) to purchase some or all of the outstanding Company Notes and Debentures (as defined below), and (ii) one or more solicitations as part of the Debenture Offers (the “Solicitations”) of consents to amend the respective indentures governing the various Company Notes and Debentures (the “Indentures”) from the holders of not less than a majority in aggregate principal amount of the respective series of Company Notes and Debentures outstanding at the time of the Debenture Offers (the consents from each such series of such holders, the “Requisite Consents”).  Notwithstanding anything herein to the contrary, such Solicitations and/or Debenture Offers shall not require any payment to be made prior to the Effective Time for the Company Notes and Debentures and/or the consents under such Solicitations.

                    (b)          In connection with any Solicitation and/or Debenture Offer commenced by the Company upon the request of Parent hereunder, Parent shall prepare all necessary and appropriate documentation, including the offer to purchase, the terms of the consent, related letters of transmittal and other related documents and any Schedule TO or other filing with the SEC (collectively, the “Offer Documents”).  All mailings to the holders of the Company Notes and Debentures in connection with any Solicitation and/or Debenture Offer or related filings with the SEC shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them.  Each of Parent, Merger Sub and the Company shall cooperate, and the Company shall cause its subsidiaries to cooperate, and each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause its respective representatives to cooperate, with each other in connection with any such Solicitations and/or Debenture Offers (including the preparation of the Offer Documents) and use reasonable best efforts to cause the initial settlement of the Debenture Offers to occur simultaneously with the Effective Time; provided that neither the consummation of the Debenture Offers nor the Solicitations shall be a condition to the Closing.

                    (c)          Upon the written request of Parent, the Company shall use its reasonable best efforts to obtain the Requisite Consents.  Promptly upon receipt of Requisite Consents permitting an amendment of an Indenture governing a series of the Company Notes and Debentures and upon the request of Parent, the Company shall enter into a supplemental indenture reflecting the amendments to such Indenture approved by such Requisite Consents and shall use its reasonable best efforts to cause the indenture trustee to promptly enter into such supplemental indenture; provided that the amendments contained in such supplemental indenture shall become effective upon signing, but not operative until the Effective Time and, if applicable, the acceptance of the applicable Debenture Offer. The closing of any Debenture Offer shall be conditioned on the simultaneous occurrence of the Closing. Simultaneously with the Closing and in accordance with the terms of any Solicitation and/or Debenture Offer, if the Company shall have undertaken such Solicitation and/or Debenture Offer, Parent or Merger Sub shall provide the Company the funds necessary to consummate such Solicitation and/or Debenture Offer (including the payment of all applicable premiums, consent fees and all related fees and expenses), and the Company, if applicable, shall accept for purchase and use such funds to purchase the Company Notes and Debentures tendered in such Debenture Offer.  If, at any time prior to the completion of any Debenture Offer and Solicitation, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents so that the Offer Documents shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by the Company to the holders of the Notes.  Notwithstanding anything to the contrary in this Section 6.11(c), the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with any Debenture Offer and Solicitation.  To the extent that the provisions of any applicable law conflict with this Section 6.11(c), the Company shall comply with the applicable law and shall not be deemed to have breached its obligations hereunder by such compliance.

                    (d)          If requested by Parent, the Company shall enter into one or more dealer manager agreements with such persons as Parent shall reasonably request in form and substance reasonably satisfactory to the Company.  Parent shall pay (or cause to be paid) the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Solicitation and/or Debenture Offer.

                    (e)          Subject to Section 8.2, if this Agreement is terminated prior to the consummation of the Merger, Parent shall promptly reimburse the Company and any dealer-manager under any dealer-manager agreement for any out-of-pocket costs, fees and expenses incurred by the Company in connection with this Section 6.11.  If the Effective Time does not occur, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective officers and directors, any dealer-manager and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act, for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in accordance with the Debenture Offer, Solicitation, Offer Documents or any other actions taken by them in accordance with this Section 6.11; provided, however, that neither Parent nor Merger Sub shall have any obligation to indemnify and hold harmless any such person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arise from disclosure provided by the Company or any of its subsidiaries that is finally judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission or arise from the gross negligence or willful misconduct of representatives of the Company or its subsidiaries.

                    (f)          At Parent’s request, the Company shall cooperate with Parent in causing the satisfaction and discharge and/or covenant defeasance provisions of the Company Notes and Debentures and the respective Indentures pursuant to which they were issued to be satisfied on the date of the Closing; provided that Parent shall have sole responsibility for making any payments to the applicable indenture trustee and otherwise satisfying the requirements and conditions that must be satisfied in connection therewith.  Parent shall pay, or shall cause to be paid, all costs incurred in connection with such satisfaction and discharge or covenant defeasance, including the reasonable fees and expenses of the Company’s outside counsel, accountants and/or financial advisors to the extent that Parent requests one or more of them to prepare or deliver any documentation required in connection therewith.

                    (g)          As used in this Agreement, the term “Company Notes and Debentures” means, collectively, such debt instruments of the Company and its subsidiaries as shall be identified by Parent.

          SECTION 6.12     Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

          SECTION 6.13     Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Debt Financing Commitments and any Alternative Financing.

          SECTION 6.14     Takeover Statute.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.  Nothing in this Section 6.14 shall be construed to perm it Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

          SECTION 6.15     Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          SECTION 6.16     Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.  The delivery of any notice pursuant to this Section 6.16 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies available hereunder to any party receiving such notice.  This Section 6.16 shall not constitute a covenant, obligation or agreement for purposes of Section 7.2(b) or 7.3(b).

          SECTION 6.17     Maintenance of Listing.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws, including the rules and regulations of the New York Stock Exchange, to ensure that the Common Shares remain listed on the New York Stock Exchange at all times prior to the Closing Date and that the Company remains in compliance in all material respects with the rules and regulations of the New York Stock Exchange.

          SECTION 6.18     Stockholders Agreements.  The Company shall comply with its obligations under the terms of the Stockholders Agreements.

          SECTION 6.19     Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement, and no such settlement in connection therewith shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VII

CONDITIONS OF MERGER

          SECTION 7.1     Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                    (a)          this Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote;

                    (b)          no law, executive order, decree, ruling, injunction, writ, judgment or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity located or having jurisdiction within the United States or Canada which prohibits, restrains or enjoins the consummation of the Merger; and

                    (c)          the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and under the antitrust and anti-competition laws of Canada shall have been terminated or shall have expired.

          SECTION 7.2     Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

                    (a)          the representations and warranties of the Company (i) set forth in Section 3.8(b) shall be true and correct in all respects as of the Effective Time as though made on and as of such date, and (ii) set forth in this Agreement (other than Section 3.8(b)) shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties other than those contained in any representation requiring disclosure in the Company Disclosure Schedule of a list of items qualified as to materiality) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect;

                    (b)          the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

                    (c)          Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          SECTION 7.3     Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

                    (a)          the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), except in either case where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and would not adversely impact the payment of the Merger Consideration payable hereunder;

                    (b)          each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

                    (c)          the Company shall have received certificates of the Chief Executive Officer or other senior executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

          SECTION 7.4     Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any covenant set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1     Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                    (a)          by mutual written consent of Parent, Merger Sub and the Company;

                    (b)          by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States or Canada shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such efforts as may be required pursuant to Section 6.8 to prevent, oppose and remove such restraint, injunction or other prohibition;

                    (c)          by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six months from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement, including pursuant to Section 6.8;

                    (d)          by the Company:

                       (i)          if (A) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach has not been cured by Parent within 30 business days after Parent’s receipt of written notice of such breach from the Company or (B) if all the conditions set forth in Sections 7.1 and 7.2 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Parent or Merger Sub fails to effect the Merger and/or satisfy their respective obligations under Article II; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

                       (ii)         if the Merger shall not have been consummated on the business day after the final day of the Marketing Period and all of the conditions set forth in Sections 7.1 have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2(a) and Section 7.2(b) to fail to be satisfied assuming the Closing were to occur on the date of termination by the Company pursuant to this Section 8.1(d)(ii); or

(iii) prior to the approval of this Agreement by the stockholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.5(e);

                    (e)          by Parent:

                       (i)          if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach has not been cured by the Company within 30 business days after the Company’s receipt of written notice of such breach from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

                       (ii)         if the Board of Directors of the Company (A) shall have failed to make or shall have withdrawn, modified or changed the Recommendation in a manner adverse to Parent or Merger Sub, (B) shall have failed to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal or an Acquisition Proposal otherwise becoming publicly known, (C) approves or recommends an Acquisition Proposal other than the Merger, (D) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of the capital stock of the Company that constitutes an Acquisition Proposal (other than by Parent or any of its affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by its stockholders, within ten (10) business days after commencement, or (E) publicly announces its intention to do any of the foregoing; provided, however, that neither (x) a “stop, look and listen” communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, nor (y) the taking by the Company, its Board of Directors or any of its Representatives of any of the actions permitted by Section 6.5(d)(ii)-(iv) shall be deemed to constitute a withdrawal, modification or change of the Recommendation or otherwise give rise to a right to terminate pursuant to this clause (ii); or

                    (f)          by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

          SECTION 8.2     Effect of Termination.  (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except as provided in Section 6.4(b), Section 6.9, the last two sentences of Section 6.10(d), Section 6.11, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that neither Parent nor Merger Sub shall have any obligation to pay the Special Transaction Expenses in the event that the Company Termination Fee is payable in connection with such termination; provided further, however, that, except to the extent set forth in Section 8.2(e), nothing herein shall relieve any party from liability for any breach of this Agreement.  For purposes of this Agreement, the term “Special Transaction Expenses” means (i) the out-of-pocket costs, fees and expenses of the Company or its subsidiaries referred to in the penultimate sentence of Section 6.10(d) and in the first sentence of 6.11(e); and (ii) the expenses incurred by the Company or its subsidiaries (A) in connection with the filing, printing and mailing of the Proxy Statement and (B) in respect of the filing fee required under the HSR Act and the Competition Act (Canada) in connection with the filings required in connection with the Merger.  The parties acknowledge and agree that, subject to Section 8.2(e), nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.10.

                    (b)          In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(ii); or

                       (ii)         (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal shall have been made directly to the Company’s stockholders or any person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn at least ten business days prior to (x) such taking of a vote to approve this Agreement or (y) the date of termination of this Agreement pursuant to Section 8.1(e)(i), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (C) within twelve months after such termination, the Company shall have entered into an agreement-in-principle or agreement for, or shall have consummated, any Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)) (provided that for the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “25% or more” will be deemed to be references to “more than 50%”);

then in any such event under clause (i) or (ii) of this Section 8.2(b), the Company shall pay to Parent the Company Termination Fee (as defined below), (x) at or prior to the time of termination in the case of a payment required to be made pursuant to clause (i) of this Section 8.2(b) as a result of a termination pursuant to Section 8.1(d)(iii), (y) as promptly as reasonably practicable in the case of a payment required to be made pursuant to clause (i) of this Section 8.2(b) as a result of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two business days following such termination), and (z) upon the earlier of the Company’s entering into an agreement providing for, or consummating, an Acquisition Proposal in the case of a payment required to be made pursuant to clause (ii) of this Section 8.2(b), it being understood that such payment shall be payable in all cases by wire transfer of same day funds and that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.  “Company Termination Fee” shall mean an amount equal to $100,000,000, except in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) to enter into a definitive agreement with respect to a Superior Proposal prior to the No-Shop Period Start Date (or, in the event that an Acquisition Proposal constitutes a Superior Proposal as of the No-Shop Period Start Date, the first day following the No-Shop Period Start Date that such Acquisition Proposal has failed to constitute a Superior Proposal for a continuous three business day period), in which case the Company Termination Fee shall mean an amount equal to $40,000,000 so long as the financing, if any, for such Superior Proposal is covered by binding commitment letters for debt and equity sufficient to cover the entire purchase price (to the extent payable in cash) and all other consideration and expenses necessary to consummate such Superior Proposal.

                    (c)          In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), then Parent shall pay $100,000,000 (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two business days following such termination), payable by wire transfer of same day funds.  For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to paid, the Parent Termination Fee on more than one occasion.

                    (d)          Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

                    (e)          Notwithstanding anything to the contrary in this Agreement, including with respect to Sections 7.4 and 9.10, (i) the Company’s right to terminate this Agreement in compliance with the provisions of Sections 8.1(d)(i) and (ii) and its right to receive the Parent Termination Fee pursuant to Section 8.2(c) or the guarantee thereof pursuant to the Guarantee, and (ii) Parent’s right to terminate this Agreement pursuant to Section 8.1(e)(i) and (ii) and its right to receive the Company Termination Fee pursuant to Section 8.2(b) shall, in each case, be the sole and exclusive remedy, including on account of punitive damages, of (in the case of clause (i)) the Company and its subsidiaries against Parent, Merger Sub, the Guarantor or any of their respective affiliates, stockholders, general partners, limited partners, members, managers, directors, officers, employees or agents (collectively “Parent Related Parties”) and (in the case of clause (ii)) Parent and Merger Sub against the Company or its subsidiaries, affiliates, stockholders, directors, officers, employees or agents (collectively “Company Related Parties”), for any and all loss or damage suffered as a result thereof, and upon any termination specified in clause (i) or (ii) of this Section 8.2(e) and payment of the Parent Termination Fee or Company Termination Fee, as the case may be, none of Parent, Merger Sub, Guarantor or any of their respective Parent Related Parties or the Company or any of the Company Related Parties shall have any further liability or obligation of any kind or nature relating to or arising out of this Agreement or the transactions contemplated by this Agreement as a result of such termination.  The parties acknowledge and agree that the Parent Termination Fee and the Company Termination Fee constitute liquidated damages and are not a penalty and shall be the sole and exclusive remedy for recovery by the Company and its subsidiaries or Parent and Merger Sub, as the case may be, in the event of the termination of this Agreement by the Company in compliance with the provisions of Section 8.1(d)(i) or (ii) or Parent pursuant to Section 8.1(e)(i) and (ii), including on account of punitive damages.  In no event, whether or not this Agreement has been terminated pursuant to any provision hereof, shall Parent, Merger Sub, Guarantor or the Parent Related Parties, either individually or in the aggregate, be subject to any liability in excess of the Parent Termination Fee for any or all losses or damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Parent or Merger Sub of any representations, warranties, covenants or agreements contained in this Agreement, and in no event shall the Company seek equitable relief or seek to recover any money damages in excess of such amount from Parent, Merger Sub, Guarantor or any Parent Related Party or any of their respective Representatives.

          SECTION 8.3     Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby (except that, subject to Section 8.2(a), expenses (x) incurred in connection with the filing, printing and mailing of the Proxy Statement and (y) in respect of the filing fee required under the HSR Act and the Competition Act (Canada) in connection with the filings required in connection with the Merger shall, in each case, be shared equally by Parent and the Company).

          SECTION 8.4     Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law or in accordance with the rules and regulations of the New York Stock Exchange requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

          SECTION 8.5     Waiver .  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

          SECTION 9.1     Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

          SECTION 9.2     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Attention: General Counsel
Facsimile: (212) 891-1540

with a copy (which shall not constitute notice) to:

c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Attention: Steven F. Mayer
Facsimile: (310) 826-9203
Attention: Lisa Gray
Facsimile: (646) 885-3427

with an additional copy (which shall not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Attention: Peter H. Ehrenberg
Robert G. Minion
Facsimile: (973) 597-2400

(b)	if to the Company:

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

Attention: General Counsel
Facsimile: (203) 622-6080

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gary Horowitz
Facsimile: (212) 455-2502

          SECTION 9.3     Certain Definitions.  For purposes of this Agreement, the term:

                    (a)            “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                    (b)            “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

                    (c)            “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

                    (d)            “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                    (e)            “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the

United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

                    (f)            “Guarantor” means Cerberus Partners, L.P.

                    (g)            “Indebtedness” means without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any obligations under capitalized leases with respect to which the Company or any of its subsidiaries is liable as obligor, guarantor or otherwise, (iv) obligations in respect of outstanding letters of credit against which funds have been drawn, (v) obligations in respect of commodity, currency, sale or hedging agreements, and (vi) obligations to assume, guarantee or endorse, or otherwise as an accommodation become responsible for (including any “keep well” or similar agreement to maintain the financial statement condition of another person) any of the foregoing types of obligations on behalf of any person other than the Company or any of its subsidiaries; provided that Indebtedness shall not include intercompany Indebtedness;

                    (h)            “industries in which the Company or its subsidiaries operate” means the equipment rental, equipment sales and ancillary servicing and maintenance and parts and supplies sales industries.

                    (i)            “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(h) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

                    (j)            “person” or “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                    (k)            “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 9.4     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 9.5     Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule), the Confidentiality Agreement, the

Guarantee and the Stockholders Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent after providing written notice thereof to the Company at least five business days prior to such assignment; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder or under the Guarantee.

          SECTION 9.6     Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the holders of Options, Restricted Shares and Stock Units to receive the payments contemplated by the applic able provisions of Section 2.2(a), (b) and (c), in each case, at the Effective Time in accordance with the terms and conditions of this Agreement.

          SECTION 9.7     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          SECTION 9.8     Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.9     Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.10     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, (a) Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity and (b) the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and the Guarantee to prevent breaches of or enforce compliance with those covenants of Parent or Merger Sub that require Parent or Merger Sub to (i) use its reasonable best efforts to obtain the Financing and satisfy the conditions to closing set forth in Section 7.1 and Section 7.3, including the covenants set forth in Section 6.8 and Section 6.10 and (ii)

consummate the transactions contemplated by this Agreement, if in the case of this clause (ii), the Financing (or Alternative Financing obtained in accordance with Section 6.10(b)) is available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent or Merger Sub refusing to do so in breach of this Agreement.  The provisions of this Section 9.10 shall be subject in all respects to Section 8.2(e) hereof, which Section shall govern the rights and obligations of the parties hereto (and of the Guarantor, the Parent Related Parties, and the Company Related Parties) under the circumstances provided therein.

          SECTION 9.11     Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 9.2.  Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

          SECTION 9.12     Waiver of Jury trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 9.13     Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  References to dollars of “$” are to United States of America dollars. This Agreement shall be construed without regard to any presumption or rule requ iring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RAM HOLDINGS, INC.

By:	/s/ Steven F. Mayer

Name:	Steven F. Mayer
Title:	President

RAM ACQUISITION CORP.

By:	/s/ Steven F. Mayer

Name:	Steven F. Mayer
Title:	President

UNITED RENTALS, INC.

By:	/s/ Michael Kneeland

Name:	Michael Kneeland
Title:	Chief Executive Officer